Page 1 of 13 Pages.


                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                 (Amendment No. _________)*

              Harte-Hanks Communications, Inc.
                      (Name of Issuer)


           Common Stock, par value $1.00 per share
               (Title of Class of Securities)



                         416196 10 3
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement. [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            Page 2 of 13 Pages.

CUSIP NO. 416196 10 3        13G
____________________________________________________________

1.   Name of Reporting Person      Train, Smith Counsel
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       New York
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                               0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
with                    Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                           0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power         1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  IA
____________________________________________________________

                                            Page 3 of 13 Pages.

CUSIP No. 416196 10 3        13G
____________________________________________________________

1.   Name of Reporting Person      John Train
     S.S. or I.R.S. Identifica-
     tion No. of Above Person

____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       United States
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------

                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                                            Page 4 of 13 Pages.

CUSIP No. 416196 10 3        13G
____________________________________________________________

1.   Name of Reporting Person      F. Randall Smith
     S.S. or I.R.S. Identifica-
     tion No. of Above Person

____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       United States
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                                            Page 5 of 13 Pages.

CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Henry D. Babock
     S.S. or I.R.S. Identifica-
     tion No. of Above Person

____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       United States
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                                            Page 6 of 13 Pages.

CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Concord International
     S.S. or I.R.S. Identifica-    Investment Group, L.P.
     tion No. of Above Person
____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       Delaware
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  PN
____________________________________________________________

                                            Page 7 of 13 Pages.

CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      T.K. International
     S.S. or I.R.S. Identifica-      Corporation
     tion No. of Above Person
____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       Delaware
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  CO
____________________________________________________________

                                            Page 8 of 13 Pages.

CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Mohamed S. Younes
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
____________________________________________________________


2.   Check the Appropriate Box     (a)______________________
     if a Member of a Group
                                   (b)
____________________________________________________________

3.   S.E.C. Use Only
____________________________________________________________

4.   Citizenship or Place of       United States
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       ----------------------------------------
Reporting Person    (6) Shared Voting
                        Power        941,900 (see Item 4)
                    ----------------------------------------
                    (7) Sole Dispositive Power
                                            0
                    ----------------------------------------
                    (8) Shared Dispositive
                        Power        1,243,400 (see Item 4)
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   1,243,400 (see Item 4)
____________________________________________________________

10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________

11.  Percent of Class Represented
     by Amount in Row 9                           6.9%
____________________________________________________________

12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                                            Page 9 of 13 Pages.

Item 1(a) Name of Issuer:

          Harte-Hanks Communications, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          P.O. Box 269
          San Antonio, TX  78291

Item 2(a) Name of Person Filing:

          This Statement is being filed by:

            (i) Train, Smith Counsel, a New York general partnership and an Investment Adviser registered under the Investment Advisers
                    Act of 1940 ("TSC");

           (ii)     Messrs. John Train, F. Randall Smith,
                    Henry D. Babcock and Concord
                    International Investments Group, L.P. a
                    Delaware Limited Partnership
                    ("Concord"), the general partners of TSC who, for purposes of the Securities Exchange Act of 1934, as amended (the "Act") are deemed to control TSC;

          (iii)     T.K. International Corporation, a
                    Delaware Corporation ("TK"), the sole
                    general partner of Concord, which, for
                    purposes of the Act, is deemed to
                    control Concord;  and

           (iv)     Mr. Mohamed S. Younes, the majority
                    shareholder of TK (all such persons in
                    (i) through (iv) being hereinafter
                    referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

          The address of the principal business office of each of the Reporting Persons is 667 Madison
          Avenue, New York, NY  10021.

Item 2(c) Citizenship:

          See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

                                            Page 10 of 13 Pages.

          Common Stock, par value $1.00 per share (the
          "Common Stock")

Item 2(e) CUSIP Number:

          416196 10 3

Item 3.   If this statement is filed pursuant to Rules
          13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) ( )   Broker or Dealer registered under
                    Section 15 of the Act

          (b) ( )   Bank as defined in Section 3(a)(6) of
                    the Act

          (c) ( )   Insurance Company as defined in
                    Section 3(a)(19) of the Act

          (d) ( )   Investment Company registered under
                    Section 8 of the Investment Company Act

          (e) (X)   Investment Adviser registered under
                    Section 203 of the Investment Advisers
                    Act of 1940

          (f) ( )   Employee Benefit Plan, Pension Fund
                    which is subject to the provisions of
                    the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund; see
                    Section 140.13d-1(b)(1)(ii)(F)

          (g) ( )   Parent Holding Company, in accordance
                    with Section 240.13d-1(b)(ii)(G)

          (h) ( )   Group, in accordance with
                    Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

          As of December 31, 1993, TSC was the beneficial owner of 1,243,400 shares of Common Stock (the
          "TSC Shares").

          Concord and Messrs. Train, Smith and Babcock, through their deemed control (for purposes of the Act) of TSC, TK through its deemed control (for purposes of the Act) of Concord and Mr. Younes through his control of TK, are deemed to beneficially own all of the TSC Shares.

                                            Page 11 of 13 Pages.

          The TSC Shares constitute 6.9% of the outstanding shares of Common Stock based on 18,129,400 shares of Common Stock outstanding on December 31, 1993, as represented by the Issuer.

          All of the Reporting Persons share the power to dispose and to direct the disposition of the TSC Shares. All of the Reporting Persons share the power to vote and to direct the vote of 941,900 of such shares. As to the remaining 301,500 TSC Shares, certain clients of TSC have sole power to vote and to direct the vote of such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person:

          Not applicable.

Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being
          Reported on By the Parent Holding Company:

          Not applicable.

Item 8. Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                            Page 12 of 13 Pages.

                         Signatures

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


                              Train, Smith Counsel


                              By:/s/ John H. Rogicki
                              Name:  John H. Rogicki
                              Title:  Chief Operating
                                      Officer


                              /s/ John Train
                                  John Train



                              /s/ F. Randall Smith
                                  F. Randall Smith



                              /s/ Henry D. Babock
                                  Henry D. Babock


                              CONCORD INTERNATIONAL
                              INVESTMENTS GROUP, L.P.


                              By:/s/ Mohamed S. Younes
                              Name:  Mohamed S. Younes
                              Title:  Chairman

                                            Page 13 of 13 Pages.


                              T.K. INTERNATIONAL CORPORATION


                              By:/s/ Moahmed S. Younes
                              Name:  Mohamed S. Younes
                              Title:  President



February 14, 1994                /s/ Mohames S. Younes
          Date                       Mohamed S. Younes